Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
April 18, 2002

SEARS FIRST QUARTER 2002 COMPARABLE EARNINGS INCREASE 107%

        HOFFMAN ESTATES, Ill. - Sears, Roebuck and Co. today reported first quarter 2002 net income, excluding non-comparable items, of $300 million, or $0.93 per share, a 107 percent per share increase over the prior year comparable first quarter of $0.45 per share. The increase is due primarily to improved performance in the company's core retail and credit businesses.

        "Despite lower sales, our Retail and Related Services profits showed a solid increase, driven by margin rate improvements across virtually all of our retail formats," said Chairman and Chief Executive Officer Alan J. Lacy.

        First quarter 2002 was affected by three non-comparable items which consist of the cumulative effect of a change in accounting for goodwill, a charge relating to Sears Canada's plan to convert existing Eaton's stores to the Sears Canada banner, and a gain from the sale of a portion of the company's investment in Advance Auto Parts. These non-comparable items resulted in a charge of $190 million, or $0.59 per share, after-tax and minority interest. First quarter 2001 was affected by one non-comparable item, net securitization income of $26 million, or $0.08 per share.

        Reported first quarter 2002 net income, before cumulative effect of a change in accounting principle, was $318 million or $0.98 per share, compared with $176 million, or $0.53 per share in the first quarter of 2001. First quarter 2002 net income, including the cumulative effect of a change in accounting principle, was $110 million or $0.34 per share.

Retail and Related Services

        Retail and Related Services operating income, excluding non-comparable items, increased $143 million to $87 million from an operating loss of $56 million in the prior year due to margin rate improvements and expense reductions. "We continue to be pleased by our strong profit performance in Retail and Related Services. These results demonstrate the benefits of improved inventory management, improved promotional profitability and providing our customers with more relevant merchandise assortments," said Lacy.

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Sears/Add One

        Revenues for the first quarter of 2002 of $6.77 billion were 0.6 percent below last year's first quarter revenues of $6.81 billion. Sales increases by product repair services, commercial sales and dealer stores were more than offset by declines in revenue from full-line stores. In hardlines, revenue growth was strong in home appliances, projection TVs and home fitness products. Sales in the softlines categories were lower than anticipated.

        Retail and Related Services gross margin rate improved by 170 basis points to 26.0 percent. Full-line hardlines and softlines businesses, and nearly all other retail formats contributed to the margin improvement.

        Selling and administrative spending was 1.2 percent lower than first quarter 2001 due to expense decreases in full-line stores and direct to customer, partially offset by higher investment in The Great Indoors. Selling and administrative expenses were 22.3 percent of sales compared with 22.5 percent last year.

Credit and Financial Products

        Credit and Financial Product's operating income, excluding non-comparable items, increased by $78 million or 21.4 percent to $443 million as favorable funding costs and higher revenues offset higher provision and selling and administrative expenses.

        First quarter domestic Credit and Financial Products comparable revenues increased 1.4 percent from a year ago, to $1.32 billion due to higher average receivable balances. Credit receivables at the end of the first quarter grew 5.1 percent over the prior year to $27.0 billion.

        Funding costs declined by $131 million or 32.6 percent from last year's quarter on a comparable basis due to a favorable interest rate environment.

        The provision for uncollectible accounts on a comparable basis, increased by $37 million or 11.1 percent over last year's period. The net charge-off rate for the quarter increased to 5.43 percent from 5.07 percent last year primarily due to increased customer bankruptcy filings over last year. Year-over-year delinquencies decreased 19 basis points from 7.50 percent to 7.31 percent, indicating stable portfolio quality. The domestic allowance for uncollectible accounts of $1.1 billion is 4.13 percent of ending credit receivables compared with 4.14 percent at the end of last year's quarter.

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Sears/Add Two

Sears Canada

        Sears Canada's operating income, excluding non-comparable items, of $6 million compares with an operating loss of $10 million in last year's quarter. The $16 million profit improvement is primarily related to margin rate improvements and expense reductions partially offset by decreased revenues. Sears Canada revenue decreased 5.2 percent to $893 million in the first quarter of 2002, in part due to a 4.2 percent decline in the value of the Canadian dollar relative to the U.S. dollar.

Corporate and Other

        Segment operating loss, excluding non-comparable items, increased to $69 million from $67 million last year primarily due to costs related to the company's strategic initiatives. Revenues from the home improvement services businesses included in the Corporate and Other segment decreased by 31.0 percent to $58 million primarily due to the sale of the Sears Termite and Pest Control business.

        The company repurchased 8.2 million shares of Sears common stock during the quarter at a cost of $427 million.

2002 Outlook

        "As previously announced, due to the strong first quarter performance, we expect 2002 full year comparable earnings per share to increase approximately 17 percent from the prior year amount of $4.22. It is still early in the year and we continue to be cautious due to the uncertain economic outlook for the year as well as the business disruption and execution risk inherent during the implementation of our Full-line store strategy," said Lacy.

Forward-Looking Statements

        This release contains forward-looking statements, including an 2002 Outlook. These statements are based on assumptions about the future which are subject to risks and uncertainties, such as competitive conditions in retail, changes in consumer confidence and spending; interest rates, delinquency and charge-off trends in the credit card receivables portfolio; continued consumer acceptance of the Sears Gold MasterCard Program; the successful execution of and customer reactions to the company's Full-line store strategy and other strategic initiatives;

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Sears/Add Three

anticipated cash flow; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends the forward-looking statement in this release to speak only as of the time of this release and does not undertake to update or revise this projection as more information becomes available.

About Sears

        Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2001, the company's annual revenue was more than $41 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web site, sears.com. Sears, Roebuck and Co. is the majority owner of Sears Canada Inc. The message is updated weekly and can be heard by calling (847) 286-6111.

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SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended
	March 30, 2002 and March 31, 2001
(millions, except earnings per common share)	2002	2001	% Change

REVENUES
Merchandise sales and services	$ 7,647	$ 7,754	-1.4%
Credit and financial products revenues	1,390	1,103	26.0%
Total revenues	9,037	8,857	2.0%

COSTS AND EXPENSES
Cost of sales, buying and occupancy	5,626	5,836	-3.6%
Selling and administrative	2,061	2,031	1.5%
Provision for uncollectible accounts	381	191	99.5%
Depreciation and amortization	210	215	-2.3%
Interest	292	312	-6.4%
Special charges and impairments	111	-	-
Total costs and expenses	8,681	8,585	1.1%

Operating income	356	272	30.9%
Other income, net	78	1	-

Income before income taxes and minority interest	434	273	59.0%

Income taxes	(148)	(98)	51.0%

Minority interest	32	1	-

Income before cumulative effect of accounting change	318	176	80.7%

Cumulative effect of change in accounting for goodwill	(208)	-	-

NET INCOME	$ 110	$ 176

EARNINGS PER COMMON SHARE

Basic

Earnings per share before cumulative effect of a change in accounting principle	$ 0.99	$ 0.53	86.8%

Cumulative effect of change in accounting for goodwill	$ (0.65)	$ -	-

Earning per share	$ 0.34	$ 0.53	-35.8%

Diluted

Earnings per share before cumulative effect of a change in accounting principle	$ 0.98	$ 0.53	84.9%

Cumulative effect of change in accounting for goodwill	$ (0.64)	$ -	-

Earning per share	$ 0.34	$ 0.53	-35.8%

Average common and dilutive common equivalent shares outstanding	324.0	333.5

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET

(millions)
	March 30,	March 31,	December 29,
	2002	2001	2001
Assets
Current Assets
Cash and cash equivalents	$ 949	$ 510	$ 1,064
Retained interest in transferred credit card receivables	-	3,863	-
Credit card receivables	28,509	15,331	29,321
Less allowance for uncollectible accounts	1,162	601	1,166
Ner credit card receivables	27,347	14,730	28,155
Other receivables	619	459	658
Merchandise inventories	5,249	6,019	4,912
Prepaid expenses and deferred charges	629	623	458
Deferred income taxes	994	981	858
Total current assets	35,787	27,185	36,105

Property and equipment, net	6,629	6,499	6,824
Deferred income taxes	433	255	415
Other assets	754	967	973
Total assets	$ 43,603	$ 34,906	$ 44,317

Liabilities
Current liabilities
Short-term borrowings	$ 3,485	$ 3,412	$ 3,557
Current portion of long-term debt and capitalized lease obligations	4,414	2,313	3,157
Accounts payable and other liabilities	6,492	6,311	7,176
Unearned revenues	1,165	1,079	1,136
Other taxes	427	446	558
Total current liabilities	15,983	13,561	15,584

Long-term debt and capitalized lease obligations	18,084	11,623	18,921
Postretirement benefits	1,690	1,913	1,732
Minority interest and other liabilities	2,036	1,362	1,961
Total liabilities	37,793	28,459	38,198

Commitments and Contingent Liabilities

Shareholders' Equity
Common shares	323	323	323
Capital in excess of par value	3,505	3,528	3,500
Retained earnings	7,449	7,079	7,413
Treasury stock - at cost	(4,587)	(3,862)	(4,223)
Deferred ESOP expense	(54)	(85)	(63)
Accumulated other comprehensive loss	(826)	(536)	(831)
Total shareholders' equity	5,810	6,447	6,119
Total liabilities and shareholders' equity	$ 43,603	$ 34,906	$ 44,317

Total common shares outstanding	314.8	329.8	320.4

SEARS, ROEBUCK AND CO.
Segment Income Statements

(millions)

For the 13 Weeks Ended March 30, 2002 and March 31, 2001

	Excluding Non-Comparable Items and Securitization Income										Reconciling Items

	Retail & Related Services		Credit & Financial Products		Corporate & Other		Sears Canada		Total		Securitization Impact		Non-comparable items		Consolidated GAAP
	2002	2001	2002	2001	2002	2001	2002	2001	2002	2001	2002	2001	2002	2001	2002	2001

Total Revenues	$6,768	$6,806	$1,318	$1,300	$ 58	$ 84	$893	$942	$9,037	$9,132	$ -	$(275)	$ -	$ -	$9,037	$8,857

Costs and expenses
Cost of sales, buying and occupancy	5,005	5,153	-	-	21	37	600	646	5,626	5,836	-	-	-	-	5,626	5,836
Selling and administrative	1,512	1,530	228	194	94	100	227	246	2,061	2,070	-	(39)	-	-	2,061	2,031
Provision for uncollectible accounts	-	-	371	334	-	-	10	10	381	344	-	(153)	-	-	381	191
Depreciation and amortization	168	176	5	5	12	14	25	20	210	215	-	-	-	-	210	215
Interest	(4)	3	271	402	-	-	25	30	292	435	-	(123)	-	-	292	312
Special charges and impairments	-	-	-	-	-	-	-	-	-	-	-	-	111	-	111	-
Total costs and expenses	6,681	6,862	875	935	127	151	887	952	8,570	8,900	-	(315)	111	-	8,681	8,585

Operating income	$ 87	$(56)	$ 443	$ 365	$(69)	$(67)	$ 6	$(10)	$ 467	$ 232	$ -	$ 40	$(111)	$ -	$ 356	$ 272

Net Income before cumulative effect of change in accounting									$ 300	$ 150	$ -	$ 26	$ 18	$ -	$ 318	$ 176

Cumulative effect of change in accounting									$ -	$ -	$ -	$ -	$(208)	$ -	$(208)	$ -

Net Income									$ 300	$ 150	$ -	$ 26	$(190)	$ -	$ 110	$ 176

EPS - Diluted									$ 0.93	$ 0.45	$ -	$ 0.08	$(0.59)	$ -	$ 0.34	$ 0.53

Average shares o/s									324.0	333.5	324.0	333.5	324.0	333.5	324.0	333.5

SEARS, ROEBUCK AND CO. SUPPLEMENTAL INFORMATION - DOMESTIC CREDIT CARD RECEIVABLES, INVENTORY AND STORE COUNT

	(millions)

		Average Balance		Ending Balance
		For the 13 Weeks ended
		March 30, 2002 and March 31, 2001		March 30,	March 31,
		2002	2001	2002	2001

	Sears Card credit card receivables	21,639	25,036	20,728	24,320
	Sears Gold MasterCard credit card receivables	5,647	1,304	6,279	1,379
	Managed domestic credit card receivables	$ 27,286	$ 26,340	$ 27,007	$ 25,699

		For the 13 Weeks ended
		March 30, 2002 and March 31, 2001
	Domestic managed credit card receivables-	2002	2001
	Net interest margin:
	Portfolio yield	18.64%	19.13%
	Effective financing rate	3.95%	6.06%
	Net interest margin	14.69%	13.07%

	Domestic managed net charge-off rate	5.43%	5.07%

		2002	2001
		Mar. 30, 2002	Dec. 29, 2001	Sep. 29, 2001	Jun. 30, 2001	Mar. 31, 2001
	Domestic managed credit card receivables-
	Delinquency rate	7.31%	7.58%	7.41%	7.26%	7.50%

	Allowance for uncollectible accounts	$ 1,115	$ 1,115	$ 1,089	$ 1,089	$ 567

	Allowance % of domestic on-book credit card receivables	4.13%	4.04%	4.15%	4.19%	4.14%

		March 30,	March 31,
		2002	2001

Domestic inventories	-LIFO	$ 4,688	$ 5,328
	-FIFO	$ 5,290	$ 5,906

		For the 13 Weeks Ended
		March 30, 2002 and March 31, 2001

	Pretax LIFO charge	$ 12	$ 12

		December 29,			March 30,
	Domestic retail stores:	2001	Opened	Closed	2002
	Full-line stores	867	11	(8)	870
	Specialty formats	1,318	8	(27)	1,299
	Total	2,185	19	(35)	2,169

	Gross square feet	148.5	2.0	(1.1)	149.4